EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2019

ELK GROVE VILLAGE, Ill., Dec. 12, 2018 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the quarter ended October 31, 2018.

Revenues increased to $77 million for the second quarter of fiscal 2019 from $73 million for the same quarter in the prior year.  Net income decreased to a net loss of $723,941 in the second fiscal quarter compared to net income of $736,115 for the same period in the prior year.  Basic and diluted loss per share were each $0.17 for the quarter ended October 31, 2018 compared to basic and diluted earnings per share of $0.18 and $0.17, respectively, for the same quarter in fiscal 2018.

For the six months ended October 31, 2018, revenues increased to $148.4 million compared to $144.2 million for the same period ended October 31, 2017.  Net loss for the six-month period ended October 31, 2018 was $1,250,548 compared to net income of $1,118,997 for the same period in the prior year.  Basic and diluted loss per share for the six months ended October 31, 2018, were each $0.30 compared to basic and diluted earnings per share of $0.27 and $0.26, respectively, for the six months ended October 31, 2017.

Commenting on SigmaTron’s second quarter, fiscal 2019 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “Our second quarter is disappointing in terms of our net income but it was a better quarter than the first quarter as we achieved both revenue growth and pre-tax income.  Unfortunately, our net income number was negatively impacted due to a tax valuation allowance related to operations in Vietnam and China.

“While we experienced good revenue growth which occurred near the end of the second quarter, we begin the third quarter facing major challenges as a result of the trade dispute between the United States and China.  First, as to our cash flow, customers are delaying payment as they review tariff billings.  Second, the significant additional paperwork and administration the trade dispute creates is non-income generating.  Third, many of our customers are reassessing their supply chains which is resulting in additional time and energy commitments from SigmaTron management.  Finally, and most importantly, we are beginning to see signs that the tariffs are starting to negatively affect our projected revenue into 2019.  We believe that trend will accelerate during the third quarter.

“In addition to the trade dispute, the new administration in Mexico took office on December 1, 2018.  They have not made any final announcements regarding a new compensation structure in Mexico, but have previously indicated this will happen.  Any increase in their labor costs will need to be passed on to our customers.

“On a positive note, we have seen some improvement in the electronic component marketplace with regards to lead-time.  Prices are not falling and in some cases continue to increase, but there have been fewer decommitments by suppliers and some lead-times have shortened.  As our customers continue to weigh the positives and negatives related to production in Mexico or China, we remain in a position to provide our services through either location which is a benefit of our global footprint.

“We have seen several new programs that were previously delayed finally go into production, which is good news.  We are actively addressing with customers where appropriate price increases as a result of increased interest rates and labor cost.  We expect to have some of these price increases in place by January 1, 2019.  We continue to have some interesting new opportunities that we are working on as well.  I fully expect that the third quarter will remain volatile and unpredictable but the trajectory going forward still remains positive.  Hopefully the China trade dispute will be resolved early next year.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2018	2017	2018	2017

Net sales	$77,001,091	$72,959,074	$148,415,148	$144,183,367

Cost of products sold	70,307,006	65,855,506	135,932,007	130,322,745

Gross profit	6,694,085	7,103,568	12,483,141	13,860,622

Selling and administrative expenses	5,817,155	5,642,273	11,751,271	11,554,419

Operating income	876,930	1,461,295	731,870	2,306,203

Other expense	474,879	309,841	1,053,432	573,904

Income (loss) before income tax	402,051	1,151,454	(321,562)	1,732,299

Income tax expense	1,125,992	415,339	928,986	613,302

Net (loss) income	($723,941)	$736,115	($1,250,548)	$1,118,997

Net (loss) income per common share - basic	($0.17)	$0.18	($0.30)	$0.27

Net (loss) income per common share - assuming dilution	($0.17)	$0.17	($0.30)	$0.26

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,230,008	4,326,854	4,226,833	4,302,977

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2018	2018

Assets:

Current assets	$130,029,775	$120,029,726

Machinery and equipment-net	34,407,753	35,288,997

Deferred income taxes	512,547	1,109,681
Intangible assets	2,900,440	3,088,085
Other assets	1,679,460	1,713,481

Total assets	$169,529,975	$161,229,970

Liabilities and stockholders' equity:

Current liabilities	$63,677,299	$59,378,486

Long-term obligations	48,176,973	43,041,533

Stockholders' equity	57,675,703	58,809,951

Total liabilities and stockholders' equity	$169,529,975	$161,229,970